EXHIBIT 99.1

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.®	Dan Rollins
Prosperity Bank Plaza	Senior Vice President
4295 San Felipe	713.693.9300
Houston, Texas 77027	dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

THIRD QUARTER EARNINGS UP 39.4%

•	Earnings Per Share increases 12.5% to $0.45 (Diluted)

•	Record Quarterly Earnings

•	Strong Internal Loan Growth and Internal Deposit Growth

•	PRSP Joins S&P SmallCap 600 Index

HOUSTON, October 14, 2005. Prosperity Bancshares, Inc.® NASDAQ: (PRSP), the parent company of Prosperity Bank®, reported record earnings for the quarter ended September 30, 2005. Net income for the quarter was $12.471 million or $0.45 per diluted common share, an increase in net income of $3.525 million or 39.4%, compared with $8.946 million or $0.40 per diluted common share for the same period in the prior year.

Prosperity completed its acquisition of First Capital Bankers, Inc. and its subsidiary FirstCapital Bank, ssb on March 1, 2005. Prosperity also completed its acquisitions of both Liberty Bancshares, Inc. and its subsidiary Liberty Bank, ssb and of Village Bank & Trust, ssb on August 1, 2004. The results of operations for these acquisitions have been included in Prosperity’s consolidated financial statements since their respective purchase dates.

“We continue to be pleased with our performance,” said David Zalman, Prosperity’s Chief

Executive Officer and President. “We are also proud of the recognition we have received recently. Within the past quarter, we were listed in the Top 100 Publicly Traded Mid-Tier Banks in the annual ranking in US Banker and ranked second out of 195 publicly traded companies in the 2005 Stephens, Inc. Bank and Thrift Performance Matrix.”

Zalman continued: “One of the largest milestones of the past quarter was the announcement that Prosperity Bancshares would be included in the Standard & Poor’s Small Cap 600 Index effective September 27, 2005.”

“Hurricane Rita was a disruption to our operations during the last week of the quarter. Luckily, the storm passed to the east of our primary market area and we sustained only minor damage at a few of our banking centers. All of our banking centers were open for business the day after the storm - a few without power,” remarked Dan Rollins, President of Prosperity Bank®. “I am very proud of our dedicated team of bankers and the commitment to our customers they exhibited in preparation for and after the storm.”

Results of operations for the three months ended September 30, 2005

For the three months ended September 30, 2005, net income was $12.471 million compared with $8.946 million for the same period in 2004. Net income per diluted common share was $0.45 for the three months ended September 30, 2005 compared with $0.40 for the same period in 2004. Returns on average assets, average common equity and average tangible equity for the three months ended September 30, 2005 were 1.43%, 11.28% and 29.06%, respectively. Prosperity’s efficiency ratio was 48.82% for the three months ended September 30, 2005.

Net interest income for the quarter ended September 30, 2005 increased 37.3%, to $28.920 million compared with $21.067 million during the same period in 2004. The increase was attributable primarily to a 29.6% increase in average earning assets combined with a 19 basis point increase in the net interest margin on a tax equivalent basis.

Non-interest income increased 32.4% to $8.092 million for the three months ended September 30, 2005 compared with $6.111 million for the same period in 2004. The increase was attributable primarily to service charges on the increased number of deposit accounts as a result of the additional banking centers acquired since September 30, 2004. Linked quarter non-interest income increased $211,000 reflecting the full quarter effect of the acquisition of First Capital Bankers.

Non-interest expenses increased $4.876 million or 37.0% to $18.070 million for the third quarter of 2005 compared with $13.194 million for the third quarter of 2004. The increase in non-interest expenses was attributable primarily to the increased operating costs associated with the additional banking centers acquired since September 30, 2004.

Loans at September 30, 2005 were $1.514 billion, an increase of $506.8 million, or 50.3%, compared with $1.007 billion at September 30, 2004. As reflected in the table below, excluding the loans acquired as a part of the First Capital acquisition, linked quarter loan growth was 6.9% on an annualized basis. Excluding loans at banking centers acquired during the third quarter of 2004, internally generated, or same store, linked quarter loan growth was 6.1% on an annualized basis.

Balance Sheet Data (at period end)	Sept 30, 2005	June 30, 2005
(In Thousands)	(Unaudited)	(Unaudited)

Loans:
Total Loans	$1,514,227	$1,520,175
Acquired with FirstCapital	422,909	447,428

Loans without FirstCapital	1,091,318	1,072,747
Acquired with 3Q04 acquisitions	171,963	167,289

Same Store Loans	$919,355	$905,458

Deposits:
Total Deposits	$2,879,316	$2,847,770
Assumed with FirstCapital	589,498	584,601

Deposits without FirstCapital	$2,289,818	$2,263,169
Assumed with 3Q04 acquisitions	211,963	216,972

Same Store Deposits	$2,077,855	$2,046,197

Deposits at September 30, 2005 were $2.879 billion, an increase of $552.0 million or 23.7%, compared with $2.327 billion at September 30, 2004. As reflected in the table above, excluding deposits assumed as a part of the First Capital acquisition, deposits increased linked quarter by 4.7% on an annualized basis.

Average loans increased 63.3% or $587.9 million to $1.516 billion for the quarter ended September 30, 2005 compared with $928.4 million for the same period of 2004.

Non-performing assets totaled $840,000 or 0.03% of average earning assets at September 30, 2005 compared with $2.563 million or 0.11% of average earning assets at September 30, 2004. The provision for credit losses was $120,000 for the three months ended September 30, 2005 compared with $420,000 for the three months ended September 30, 2004. At September 30, 2005, the allowance for credit losses was 1.12% of total loans, compared with 1.28% of total loans at September 30, 2004. Of the total non-performing assets at September 30, 2005, 77.4% were previously held by banks that have been acquired by Prosperity within the past fifteen months.

At September 30, 2005, Prosperity had $3.494 billion in total assets, $1.514 billion in loans, $2.879 billion in deposits, and approximately 205,000 deposit and loan accounts. Assets, loans and deposits at September 30, 2005 grew by 28.8%, 50.3% and 23.7%, respectively, compared with their levels at September 30, 2004.

Results of operations for the nine months ended September 30, 2005

For the nine months ended September 30, 2005, net income was $35.233 million compared with $25.371 million for the same period in 2004. Net income per diluted common share was $1.32 for the nine months ended September 30, 2005 compared with $1.18 for the same period in 2004. Returns on average assets, average common equity and average tangible equity for the nine months ended September 30, 2005 were 1.42%, 11.73% and 30.76%, respectively. Prosperity’s efficiency ratio was 49.54% for the nine months ended September 30, 2005.

Net interest income for the nine months ended September 30, 2005 increased 37.0%, to $81.876 million compared with $59.765 million during the same period in 2004. The increase was attributable primarily to an 28.9% increase in average earning assets combined with a 19 basis point increase in the net interest margin on a tax equivalent basis.

Non-interest income increased 33.7% to $22.506 million for the nine months ended September 30, 2005 compared with $16.838 million for the same period in 2004. The increase was attributable primarily to deposit service charges on the increased number of deposit accounts as a result of the additional banking centers acquired since September 30, 2004.

Non-interest expenses increased $13.996 million or 37.1% to $51.716 million for the third quarter of 2005 compared with $37.720 million for the third quarter of 2004. The increase in non-interest expenses was attributable primarily to the increased operating costs associated with the additional banking centers acquired as a part of the three acquisitions completed within the past fifteen months.

Conference Call

Prosperity’s management team will host a conference call on Friday, October 14, 2005 at 10:30 a.m. Eastern Daylight Time (9:30 a.m. Central Daylight Time) to discuss their earnings results, the status of operational integration of the recently completed merger with First Capital Bankers, Inc., business trends and their outlook for 2005. Individuals and investment professionals may participate in the call by dialing 1-800-362-0571.

Alternatively, individuals may listen to the live webcast of the presentation by visiting Prosperity’s website at www.prosperitybanktx.com. The webcast may be accessed directly from Prosperity’s Investor Relations page by clicking on the “3rd Quarter Results and Webcast” link.

Acquisition of Liberty Bank

On August 1, 2004, Prosperity completed the acquisition of Liberty Bancshares, Inc. and its subsidiary, Liberty Bank, ssb, in a stock and cash transaction. Liberty Bank operated six (6) offices in Austin, Texas, all of which became full service banking centers of Prosperity Bank.

Acquisition of Village Bank & Trust

On August 1, 2004, Prosperity completed the acquisition of Village Bank & Trust, ssb in a cash transaction. Village Bank & Trust operated one (1) office in Austin, Texas, which became a full service banking center of Prosperity Bank.

Acquisition of FirstCapital Bank

On March 1, 2005, Prosperity completed the acquisition of First Capital Bankers, Inc. and its Corpus Christi, Texas - based subsidiary bank, FirstCapital Bank, ssb. FirstCapital operated thirty-one (31) offices from Kingsville, south of Corpus Christi, northward to Houston. Four (4) offices were consolidated with nearby banking centers of Prosperity Bank® in March 2005.

Proposed Acquisition of First State Bank of Grapeland

On September 12, 2005, Prosperity announced the signing of a definitive agreement to acquire Grapeland Bancshares, Inc. and its subsidiary bank, First State Bank. First State operates two (2) offices in Houston County; one in Crockett, Texas and the other in Grapeland, Texas. Upon consummation of the acquisition, expected before year end 2005, both locations will become full service banking centers of Prosperity Bank®. On September 30, 2005, Grapeland Bancshares reported, on a consolidated basis, total deposits of $46.6 million, total loans of $43.7 million, total equity of $3.8 million and total assets of $72.2 million.

Prosperity Bancshares, Inc.®

Prosperity Bancshares®, a $3.5 billion Houston, Texas based regional financial holding company, formed in 1983, was named to the Keefe Bruyette & Woods, Inc. 2005 Honor Roll for achieving exceptional earnings per share growth for the past 10 years. Other recent honors include being named to the Sandler O’Neill & Partners 2005 Bank and Thrift Small All Stars, listed in US Banker’s August 2005 Top 100 Publicly Traded Mid-Tier Banks, ranked second out of 195 publicly traded companies in the 2005 Stephens, Inc. Bank and Thrift Performance Matrix and the Houston Chronicle’s Houston 100 list.

Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates eighty-three (83) full service banking locations, thirty-three (33) in the Houston CMSA; sixteen (16) in the Corpus Christi area; eleven (11) in the Dallas area; six (6) in the Austin area; and seventeen (17) in fifteen contiguous counties south and southwest of Houston generally along the NAFTA highway.

Prosperity Bank® operates the following full service banking centers:

Austin Area -	Corpus Christi	Houston Area -	South Texas Area -
Allandale	Area -	Aldine	Bay City
Congress	Airline	Bellaire	Beeville
Lakeway	Alameda	CityWest	Cuero
Oak Hill	Carmel	Copperfield	East Bernard
Research Blvd	Everhart	Cypress	Edna
Riverside	Northwest	Downtown	El Campo
	Saratoga	Fairfield	Goliad
	Water Street	Gladebrook	Gonzales
Dallas Area -	Woodlawn	Heights	Hallettsville
Abrams Centre	Alice	Highway 6	Palacios
Camp Wisdom	Aransas Pass	Holcombe	Port Lavaca
Kiest	Kingsville	Medical Center	Seguin
Preston Road	Mathis	Memorial	Victoria
Turtle Creek	Port Aransas	Midtown	Victoria - North
Westmoreland	Portland	Post Oak	Wharton
Blooming Grove	Rockport	River Oaks	Yoakum
Cedar Hill	Sinton	Tanglewood	Yorktown
Corsicana		Waugh Drive
Ennis		Westheimer
Red Oak		Woodcreek
Angleton
Clear Lake
Cleveland
Dayton
Galveston
Hitchcock
Liberty
Magnolia
Mont Belvieu
Needville
Sweeny
West Columbia
Winnie

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by our management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions’ estimates and projections about Prosperity Bancshares®, and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether we can: continue to sustain our current internal growth rate or our total growth rate; successfully close and integrate acquisitions; continue to provide products and services that appeal to our customers; continue to have access to the debt and equity capital we need to sustain our growth; and achieve our sales objectives. Other risks include the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in our most recent Annual Report on Form 10-K and other reports and statements we have filed with the SEC.

Copies of Prosperity Bancshares’s ® SEC filings may be downloaded from the Internet at no charge from www.prosperitybanktx.com.

- - -

Prosperity Bancshares, Inc. ®

Financial Highlights

(Dollars and share amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sept 30, 2005	Sept 30, 2004	Sept 30, 2005	Sept 30, 2004
Selected Earnings and Per Share Data	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Total interest income	$42,707	$28,763	$117,846	$81,448
Total interest expense	13,787	7,696	35,970	21,683

Net interest income	28,920	21,067	81,876	59,765
Provision for credit losses	120	420	360	660

Net interest income after provision for credit losses	28,800	20,647	81,516	59,105

Total non-interest income	8,092	6,111	22,506	16,838
Total non-interest expense	18,070	13,194	51,716	37,720

Net income before taxes	18,822	13,564	52,306	38,223
Federal income taxes	6,351	4,618	17,073	12,852

Net income	$12,471	$8,946	$35,233	$25,371

Basic earnings per share	$0.45	$0.41	$1.34	$1.19

Diluted earnings per share	$0.45	$0.40	$1.32	$1.18

Period end shares outstanding	27,563	22,378	27,563	22,378
Weighted average shares outstanding (basic)	27,546	21,843	26,389	21,250
Weighted average shares outstanding (diluted)	27,899	22,106	26,701	21,528

Prosperity Bancshares, Inc. ®

Financial Highlights

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	Sept 30, 2005	Sept 30, 2004	Sept 30, 2005	Sept 30, 2004
Balance Sheet Averages	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Total loans	$1,516,228	$928,375	$1,411,210	$824,275
Investment securities	1,509,318	1,387,445	1,455,365	1,403,263
Federal funds sold and other earning assets	24,768	38,437	41,975	28,311

Total earning assets	3,050,314	2,354,257	2,908,550	2,255,849
Allowance for credit losses	(16,989)	(11,967)	(16,108)	(10,948)
Cash and due from banks	75,790	57,166	71,992	56,765
Goodwill	247,444	136,414	228,258	123,113
Core Deposit Intangibles (CDI)	23,023	8,004	19,622	8,062
Other real estate	43	511	254	244
Fixed assets, net	48,438	35,506	46,950	34,335
Other assets	48,932	24,284	45,505	21,209

Total assets	$3,476,995	$2,604,175	$3,305,023	$2,488,629

Demand deposits	$627,144	$491,471	$589,972	$454,878
Interest bearing deposits	2,240,416	1,747,569	2,164,380	1,689,365

Total deposits	2,867,560	2,239,040	2,754,352	2,144,243
Fed funds purchased and other interest bearing liabilities	79,906	45,164	66,458	41,289
Junior subordinated debentures	75,775	59,804	67,900	59,804
Other liabilities	11,606	12,024	15,722	9,895
Shareholders’ equity (A)	442,148	248,143	400,591	233,398

Total liabilities and equity	$3,476,995	$2,604,175	$3,305,023	$2,488,629

(A) Includes ($4,192) and ($2,977), in after tax unrealized (losses) on available for sale securities for the three month periods ending September 30, 2005 and 2004, respectively, and ($3,995) and ($15) for the nine month periods ending September 30, 2005 and 2004, respectively.

Prosperity Bancshares, Inc.®

Financial Highlights

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	Sept 30, 2005	Sept 30, 2004	Sept 30, 2005	Sept 30, 2004
Income Statement Data	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Interest on loans	$26,992	$14,760	$72,378	$39,222
Interest on securities	15,513	13,862	44,630	41,981
Interest on federal funds sold and other earning assets	202	141	838	245

Total interest income	42,707	28,763	117,846	81,448
Interest expense - deposits	11,663	6,316	30,625	17,783
Interest expense - debentures	1,337	1,044	3,499	3,011
Interest expense - other	787	336	1,846	889

Total interest expense	13,787	7,696	35,970	21,683

Net interest income (B)	28,920	21,067	81,876	59,765
Provision for credit losses	120	420	360	660

Net interest income after provision for credit losses	28,800	20,647	81,516	59,105
Service charges on deposit accounts	6,774	5,237	18,660	14,827
Net gain on sale of assets	12	129	63	262
Mortgage operations income	248	192	688	219
Net gain on sale of securities	0	0	0	78
Other non-interest income	1,058	553	3,095	1,452

Total non-interest income	8,092	6,111	22,506	16,838

Salaries and benefits (C)	9,653	7,147	27,704	20,459
CDI amortization	1,025	455	2,846	1,220
Net occupancy and equipment	1,810	1,244	4,872	3,345
Depreciation	1,209	728	3,337	2,118
Data processing and software amortization	762	540	2,059	1,473
Other non-interest expenses	3,611	3,080	10,898	9,105

Total non-interest expenses	18,070	13,194	51,716	37,720

Net income before taxes	18,822	13,564	52,306	38,223
Federal income taxes	6,351	4,618	17,073	12,852

Net income available to common shareholders	$12,471	$8,946	$35,233	$25,371

(B) Net interest income on a tax equivalent basis would be $29,259 and $21,452 for the three months ended September 30, 2005 and 2004, respectively, and $82,906 and $61,050 for the nine months ended September 30, 2005 and 2004, respectively.

(C) Salaries and benefits includes equity compensation expenses of $177 and $45 for the three months ended September 30, 2005 and 2004, respectively, and $480 and $45 for the nine months ended September 30, 2005 and 2004, respectively.

Prosperity Bancshares, Inc.®

Financial Highlights

(Dollars and share amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sept 30, 2005	Sept 30, 2004	Sept 30, 2005	Sept 30, 2004
Common Share and Other Data	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Employees - FTE	857	653	857	653

Book value per share	$16.21	$12.03	$16.21	$12.03
Tangible book value per share	$6.41	$4.71	$6.41	$4.71

Period end shares outstanding	27,563	22,378	27,563	22,378
Weighted average shares outstanding (basic)	27,546	21,843	26,389	21,250
Weighted average shares outstanding (diluted)	27,899	22,106	26,701	21,528

Non-accrual loans	$348	$709	$348	$709
Accruing loans 90 or more days past due	435	1,238	435	1238
Restructured loans	0	0	0	0

Total non-performing loans	783	1,947	783	1,947
Repossessed assets	16	81	16	81
Other real estate	41	535	41	535

Total non-performing assets	$840	$2,563	$840	$2,563

Allowance for credit losses at end of period	$16,970	$12,861	$16,970	$12,861

Net charge-offs	$89	$295	$98	$509

Basic earnings per share	$0.45	$0.41	$1.34	$1.19

Diluted earnings per share	$0.45	$0.40	$1.32	$1.18

Prosperity Bancshares, Inc.®

Financial Highlights

	Three Months Ended		Nine Months Ended
	Sept 30, 2005	Sept 30, 2004	Sept 30, 2005	Sept 30, 2004
Performance Ratios	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Return on average assets (annualized)	1.43%	1.37%	1.42%	1.36%
Return on average common equity (annualized)	11.28%	14.42%	11.73%	14.49%
Return on average tangible common equity (annualized)	29.06%	34.50%	30.76%	33.09%
Net interest margin (D) (tax equivalent) (annualized)	3.81%	3.62%	3.81%	3.62%

Efficiency ratio (E)	48.82%	48.55%	49.54%	49.29%

Asset Quality Ratios

Non-performing assets to average earning assets	0.03%	0.11%	0.03%	0.11%
Non-performing assets to loans and other real estate	0.06%	0.25%	0.06%	0.25%
Net charge-offs to average loans	0.01%	0.03%	0.01%	0.06%
Allowance for credit losses to total loans	1.12%	1.28%	1.12%	1.28%

Common Stock Market Price

High	$31.45	$27.75	$31.45	$27.75

Low	$28.14	$23.23	$25.05	$21.89

Period end market price	$30.25	$26.72	$30.25	$26.72

(D) Net Interest Margin for all periods presented is calculated on an actual/365 day basis. Earnings releases prior to June 30, 2005 reflected Net Interest Margin calculated on a 30/360 day basis. Net Interest Margin (tax equivalent) on a 30/360 day basis would be 3.84% and 3.64% for the three months ended September 30, 2005 and 2004, respectively, and 3.80% and 3.61% for the nine months ended September 30, 2005 and 2004, respectively.

(E) Calculated by dividing total non-interest expense (excluding securities losses and credit loss provisions) by net interest income plus non-interest income (excluding securities gains). Additionally, taxes are not part of this calculation.

Prosperity Bancshares, Inc.®

Financial Highlights

(Dollars in thousands)

	Sept 30, 2005	June 30, 2005	Mar 31, 2005	Dec 31, 2004	Sept 30, 2004
Balance Sheet Data (at period end)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Total loans	$1,514,227	$1,520,175	$1,500,138	$1,035,513	$1,007,420
Investment securities (F)	1,488,340	1,478,350	1,486,463	1,302,792	1,353,578
Federal funds sold and other earning assets	57,534	15,776	55,992	79,350	72,595

Total earning assets	3,060,101	3,014,301	3,042,593	2,417,655	2,433,593
Allowance for credit losses	(16,970)	(16,939)	(16,934)	(13,105)	(12,861)
Cash and due from banks	76,971	72,284	71,696	58,760	60,874
Goodwill	247,965	247,133	245,256	153,180	150,585
Core deposit intangibles	22,039	23,785	24,883	11,492	13,300
Other real estate	41	25	720	341	535
Fixed assets, net	47,913	48,707	49,996	35,793	36,331
Other assets	55,912	57,520	61,537	33,112	30,957

Total assets	$3,493,972	$3,446,816	$3,479,747	$2,697,228	$2,713,314

Demand deposits	$639,790	$607,689	$592,238	$518,358	$527,845
Interest bearing deposits	2,239,526	2,240,081	2,301,443	1,798,718	1,799,434

Total deposits	2,879,316	2,847,770	2,893,681	2,317,076	2,327,279
Federal funds purchased and other interest bearing liabilities	80,228	77,960	69,269	38,174	41,468
Junior subordinated debentures	75,775	75,775	75,775	47,424	59,804
Other liabilities	11,918	9,008	14,874	18,907	15,498

Total liabilities	3,047,237	3,010,513	3,053,599	2,421,581	2,444,049
Shareholders’ equity (G)	446,735	436,303	426,148	275,647	269,265

Total liabilities and equity	$3,493,972	$3,446,816	$3,479,747	$2,697,228	$2,713,314

(F) Includes ($6,652), ($6,095), ($6,148), ($4,768) and ($2,863) in unrealized (losses) on available for sale securities for the quarterly periods ending September 30, 2005, June 30, 2005, March 31, 2005, December 31, 2004 and September 30, 2004, respectively.

(G) Includes ($4,265), ($3,962), ($3,996), ($3,099) and ($1,861) in after tax unrealized (losses) on available for sale securities for the quarterly periods ending September 30, 2005, June 30, 2005, March 31, 2005, December 31, 2004, September 30, 2004, respectively.

Prosperity Bancshares, Inc.®

Financial Highlights

	Three Months Ended
	Sept 30, 2005	June 30, 2005	Mar 31, 2005	Dec 31, 2004	Sept 30, 2004
Comparative Quarterly Asset	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Quality, Performance & Capital Ratios

Return on average assets (annualized)	1.43%	1.41%	1.42%	1.38%	1.37%
Return on average common equity (annualized)	11.28%	11.31%	12.87%	13.68%	14.42%
Return on average tangible equity (annualized)	29.06%	30.38%	33.38%	34.26%	34.50%
Net interest margin (H) (tax equivalent) (annualized)	3.81%	3.82%	3.81%	3.68%	3.62%

Employees - FTE	857	902	926	653	653

Efficiency ratio	48.82%	48.99%	51.06%	49.19%	48.55%
Non-performing assets to average earning assets	0.03%	0.09%	0.13%	0.07%	0.11%
Non-performing assets to loans and other real estate	0.06%	0.18%	0.23%	0.17%	0.25%
Net charge-offs / (recoveries) to average loans	0.01%	0.01%	(0.01%)	0.00%	0.03%
Allowance for credit losses to total loans	1.12%	1.11%	1.13%	1.27%	1.28%

Tier 1 risk-based capital	15.49%	14.79%	14.51%	13.56%	14.24%

Total risk-based capital	16.54%	15.84%	15.57%	14.67%	15.35%

Tier 1 leverage capital	7.81%	7.49%	8.63%	6.30%	6.77%

Tangible equity to tangible assets	5.48%	5.21%	4.86%	4.38%	4.14%

Equity to assets	12.79%	12.66%	12.25%	10.22%	9.94%

(H) Net Interest Margin for all periods presented is calculated on an actual/365 day basis. Earnings releases prior to June 30, 2005 reflected Net Interest Margin calculated on a monthly basis. Net Interest Margin (tax equivalent) on a 30/360 day basis would be 3.84%, 3.81%, 3.76%, 3.70% and 3.64%, for the three months ended September 30, 2005, June 30, 2005, March 31, 2005, December 31, 2004 and September 30, 2004, respectively.

Prosperity Bancshares, Inc.®

Supplemental Financial Data (Unaudited)

(Dollars in thousands)

	Three Months Ended Sept 30, 2005
YIELD ANALYSIS	Average Balance	Interest Earned / Interest Paid	Average Yield/Rate
Interest Earning Assets:
Loans	$1,516,228	$26,992	7.06%
Investment securities	1,509,318	15,513	4.11
Federal funds sold and other temporary investments	24,768	202	3.24

Total interest earning assets	3,050,314	$42,707	5.55%

Allowance for credit losses	(16,989)
Non-interest earning assets	443,670

Total assets	$3,476,995

Interest Bearing Liabilities:
Interest bearing demand deposits	$457,584	$1,072	0.93%
Savings and money market deposits	733,801	2,922	1.58
Certificates and other time deposits	1,049,031	7,669	2.90
Junior subordinated debentures	75,775	1,337	7.00
Securities sold under repurchase agreements	30,639	221	2.86
Federal funds purchased and other borrowings	49,267	566	4.56

Total interest bearing liabilities	2,396,097	$13,787	2.28%

Non-interest bearing liabilities:
Non-interest bearing demand deposits	627,144
Other liabilities	11,606

Total liabilities	3,034,847
Shareholders’ equity	442,148

Total liabilities and shareholders’ equity	$3,476,995

Net Interest Income & Margin		$28,920	3.76%

Net Interest Income & Margin (tax equivalent)		$29,259	3.81%

Prosperity Bancshares, Inc.®

Supplemental Financial Data (Unaudited)

(Dollars in thousands)

	Three Months Ended Sept 30, 2004
YIELD ANALYSIS	Average Balance	Interest Earned / Interest Paid	Average Yield/Rate(I)
Interest Earning Assets:
Loans	$928,375	$14,760	6.31%
Investment securities	1,387,445	13,862	4.00
Federal funds sold and other temporary investments	38,437	141	1.46

Total interest earning assets	2,354,257	$28,763	4.85%

Allowance for credit losses	(11,967)
Non-interest earning assets	261,885

Total assets	$2,604,175

Interest Bearing Liabilities:
Interest bearing demand deposits	$479,891	$1,245	1.03%
Savings and money market deposits	513,768	1,064	0.82
Certificates and other time deposits	753,910	4,007	2.11
Junior subordinated debentures	59,804	1,044	6.93
Securities sold under repurchase agreements	21,308	66	1.23
Federal funds purchased and other borrowings	23,856	270	4.49

Total interest bearing liabilities	1,852,537	$7,696	1.65%

Non-interest bearing liabilities:
Non-interest bearing demand deposits	491,471
Other liabilities	12,024

Total liabilities	2,356,032
Shareholders’ equity	248,143

Total liabilities and shareholders’ equity	$2,604,175

Net Interest Income & Margin		$21,067	3.55%

Net Interest Income & Margin (tax equivalent)		$21,452	3.62%

(I) Average yield and average rate are calculated on an actual/365 day basis. Previous reports reflected average yield and average rate calculated on a 30/360 day basis.

Prosperity Bancshares, Inc.®

Supplemental Financial Data (Unaudited)

(Dollars in thousands)

	Nine Months Ended Sept 30, 2005
YIELD ANALYSIS	Average Balance	Interest Earned / Interest Paid	Average Yield / Rate
Interest Earning Assets:
Loans	$1,411,210	$72,378	6.86%
Investment securities	1,455,365	44,630	4.09
Federal funds sold and other temporary investments	41,975	838	2.67

Total interest earning assets	2,908,550	$117,846	5.42%

Allowance for credit losses	(16,108)
Non-interest earning assets	412,581
Total assets	$3,305,023

Interest Bearing Liabilities:
Interest bearing demand deposits	$485,427	$3,531	0.97%
Savings and money market deposits	678,729	7,108	1.40
Certificates and other time deposits	1,000,224	19,986	2.67
Junior subordinated debentures	67,900	3,499	6.89
Securities sold under repurchase agreements	27,320	465	2.28
Federal funds purchased and other borrowings	39,138	1,381	4.72

Total interest bearing liabilities	2,298,738	$35,970	2.09%

Non-interest bearing liabilities:
Non-interest bearing demand deposits	589,972
Other liabilities	15,722

Total liabilities	2,904,432
Shareholders’ equity	400,591

Total liabilities and shareholders’ equity	$3,305,023

Net Interest Income & Margin		$81,876	3.76%

Net Interest Income & Margin (tax equivalent)		$82,906	3.81%

Prosperity Bancshares, Inc.®

Supplemental Financial Data (Unaudited)

(Dollars in thousands)

	Nine Months Ended Sept 30, 2004
YIELD ANALYSIS	Average Balance	Interest Earned / Interest Paid	Average Yield/Rate(J)
Interest Earning Assets:
Loans	$824,275	$39,222	6.36%
Investment securities	1,403,263	41,981	3.99
Federal funds sold and other temporary investments	28,311	245	1.16

Total interest earning assets	2,255,849	$81,448	4.83%

Allowance for credit losses	(10,948)
Non-interest earning assets	243,728
Total assets	$2,488,629

Interest Bearing Liabilities:
Interest bearing demand deposits	$479,150	$3,689	1.03%
Savings and money market deposits	486,330	2,815	0.77
Certificates and other time deposits	723,885	11,279	2.08
Junior subordinated debentures	59,804	3,011	6.73
Securities sold under repurchase agreements	18,221	158	1.16
Federal funds purchased and other borrowings	23,068	731	4.24

Total interest bearing liabilities	1,790,458	$21,683	1.62%

Non-interest bearing liabilities:
Non-interest bearing demand deposits	454,878
Other liabilities	9,895

Total liabilities	2,255,231
Shareholders’ equity	233,398

Total liabilities and shareholders’ equity	$2,488,629

Net Interest Income & Margin		$59,765	3.54%

Net Interest Income & Margin (tax equivalent)		$61,050	3.62%

(J) Average yield and average rate are calculated on an actual/365 day basis. Previous reports reflected average yield and average rate calculated on a 30/360 day basis.

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